EXHIBIT 99.4

FORM OF LETTER TO CLIENTS OF BROKERS AND OTHER NOMINEE HOLDERS
GYRODYNE, LLC

Subscription Rights to Purchase Common Shares of Limited Liability Company Interests
Offered Pursuant to Subscription Rights
Distributed to Shareholders
of Gyrodyne, LLC

January [●], 2024

To Our Clients:

Enclosed for your consideration are a prospectus, dated [●], 2024 (as amended from time to time, the “Prospectus”), and the “Instructions as to Use of Gyrodyne, LLC Non-Transferable Subscription Rights Certificates” relating to the rights offering (the “Rights Offering”) by Gyrodyne, LLC, a New York limited liability company (“we”, “us”, “our,” or the “Company”), to the holders of the Company’s common shares of limited liability company interests (the “Common Shares”), as described in the Prospectus.

Pursuant to the Rights Offering described in the Prospectus, each shareholder (each, an “Eligible Shareholder”) owning Common Shares as of 5:00 p.m., Eastern Daylight Time, on January 29, 2024 (the “Record Date”) will receive one non-transferable subscription right (a “Subscription Right”) for every five Common Shares held as of the Record Date, which will be evidenced by Non-Transferable Subscription Rights Certificates (the “Rights Certificates”). The Subscription Rights are non-transferable and will not be listed for trading on any stock exchange. This means that Eligible Shareholders may not sell, transfer, or assign their Subscription Rights to anyone else.

The Subscription Rights may be exercised at any time during the subscription period, which commences on [●], 2024 and ends at 5:00 p.m., Eastern Daylight Time, on [●], 2024 (the “Expiration Date”), unless we extend such period.

Each Subscription Right carries with it (i) a basic subscription privilege, which entitles the holder to purchase two Common Shares and (ii) an over-subscription privilege, which entitles each Eligible Shareholder that has exercised its basic subscription privilege in full to subscribe for additional Common Shares that are offered in the Rights Offering, to the extent other Eligible Shareholders have not exercised their basic subscription privileges in full. The subscription price is $8.00 per whole Common Share (the “Subscription Price”), payable in cash. No fractional shares will be issued upon the exercise of any Subscription Rights. If, pursuant to an Eligible Shareholder’s exercise of its Subscription Rights, the number of Common Shares that such Eligible Shareholder would be entitled to receive would result in receipt of a fractional share, the aggregate number of Common Shares the Eligible Shareholder is entitled to purchase will be rounded to the nearest whole number, with halves rounded down. The Subscription Price must be paid for each whole Common Share that is purchased.

In the event that you purchase all of the Common Share available to you pursuant to your Basic Subscription Privilege, you may also subscribe for additional shares issuable in the Rights Offering at the Subscription Price. If you wish to exercise your over-subscription privilege, you should indicate the number of additional shares that you would like to purchase in the space provided on your Rights Certificate. When you send in your Rights Certificate, you must also send the full purchase price in cash, as provided herein, for the number of additional shares that you have requested to purchase, at the Subscription Price (in addition to the payment in cash, as provided herein, due for shares purchased through your basic subscription privilege). If you do not ultimately purchase the full amount of additional shares that you have requested to purchase, Computershare Trust Company, N.A. (the “Subscription Agent”) will return any excess payments, without interest or penalty.

As soon as practicable after the Expiration Date, the Subscription Agent will determine the number of shares available for purchase pursuant to exercise of over-subscription privileges. If there are not enough shares to satisfy all subscription requests made under the over-subscription privileges, the available shares issuable in the Rights Offering will be distributed proportionately among those Eligible Shareholders who were entitled to and did exercise their over-subscription privilege, based on the number of shares each such Eligible Shareholder subscribed for under the over-subscription privilege. If a pro rata allocation of the remaining shares would result in the allocation to you of a greater number of shares than you subscribed for under your over-subscription request, then we will allocate to you only the number of shares for which you subscribed and we will allocate the remaining shares among all other Eligible Shareholders exercising their over-subscription privilege.

The Company can provide no assurances that you will actually be entitled to purchase the number of Common Share issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the Rights Offering. The Company will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Privileges in full, and we will only honor an Over-Subscription Privilege to the extent sufficient Common Share are available following the exercise of Subscription Privileges under the Basic Subscription Privileges.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of Unsubscribed Shares available to you as soon as practicable after the Expiration Date, and your excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

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To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to you pursuant to the Over-Subscription Privilege; you will be allocated the number of Unsubscribed Shares for which you actually paid in connection with the Over-Subscription Privilege.  See “The Rights Offering —Over-Subscription Privilege.”

The Subscription Rights are evidenced by a Non-Transferable Subscription Rights Certificate issued to shareholders of record and will cease to have any value at the Expiration Date.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON SHARE CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME.  THE SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY US AS THE ELIGIBLE SHAREHOLDER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any Common Shares to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus.  However, we urge you to read the document carefully before instructing us to exercise your Subscription Rights.

If you wish to have us, on your behalf, exercise the Subscription Rights for any Common Shares to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election form.

Your Beneficial Owner Election form to us should be forwarded as promptly as possible in order to permit us to exercise your Subscription Rights on your behalf in accordance with the provisions of the Rights Offering.  The Rights Offering will expire at the Expiration Date, unless we extend such period.  Please contact us for our deadline with respect to your submission of the Beneficial Owner Election form.  Once you have exercised your Subscription Rights, such exercise may not be revoked, even if you later learn information that you consider to be unfavorable to the exercise of your Subscription Rights.

Additional copies of the enclosed materials may be obtained from the Subscription Agent for this Rights Offering at the following address and number:

Computershare Trust Company, N.A.

Attn: Corporate Actions Voluntary Offer

P.O. Box 43011

Providence, RI 02940-3011

Holder Inquiries:
(800) 322-2885 (toll free)
proxy@mackenziepartners.com

Very truly yours, Gyrodyne, LLC

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